Exhibit 10.4

June 23, 2009

Santosh J. Vetticaden, Ph.D., M.D.

Dear Santosh,

As discussed, this letter amends your November 12, 2008 offer letter, as amended by the April 13, 2009 amendment (collectively, the “offer letter”), as follows:  In the event of a change in control of Cubist, you will not be required to repay any of the relocation expenses covered by Cubist, including the relocation payment of $87,250 (and the gross-up on taxes that arise from this payment) made to you in connection with the April 13, 2009 amendment to your offer letter.   All of the other terms and provisions of your offer letter remain in full force and effect.

Sincerely,

/s/ Michael W. Bonney

Michael W. Bonney
President and Chief Executive Officer

I acknowledge and agree to the terms and conditions of this letter.

Signed:	/s/ Santosh J. Vetticaden
Santosh J. Vetticaden, Ph.D., M.D.